Exhibit 99.1

Genpact Reports FY ’09 Revenues of $1.12 Billion, up 8%;

Adjusted Income from Operations of $199.0 Million, up 12%;

2010 Revenue Growth Rate Expected to Double Over 2009

Key Full-Year 2009 Results

•	Revenues grew 8%

•	Global Client revenues increased 16%, adjusted for GE dispositions

•	Income from operations increased 21%

•	Adjusted income from operations increased 12%

•	Adjusted income from operations margins increased 63 basis points to 17.8%

Recent Events

•	Launched Smart Enterprise Processes (SEPSM), a groundbreaking scientific methodology for managing business processes

•	Announced key client wins in the last 90 days

•	Acquired Symphony Marketing Solutions, expected to be accretive by year-end

•	Successfully extended long-term GE contract by 2 years to 2016, including minimum volume commitment

NEW YORK, February 4, 2010 – Genpact Limited (NYSE: G), a leader in managing business processes, today announced financial results for the fourth quarter and full-year ended December 31, 2009. For the fourth quarter, revenues of $296.9 million were up 5% from a year earlier, and up 4% sequentially over the prior quarter. For the full year, revenues were $1.12 billion, up 8% from the prior year. For the fourth quarter of 2009, net income attributable to Genpact Limited shareholders was $34.6 million, compared to $47.0 million in the fourth quarter of 2008, and for the full year, net income attributable to Genpact Limited shareholders was $127.3 million, up 1.7% from $125.1 million in 2008.

Pramod Bhasin, Genpact’s President and CEO said, “Our results for 2009 were very good in light of the global economy, and in line with our guidance. In the second half of the year and especially in the fourth quarter of 2009, we made planned investments for growth which affected net income in the fourth quarter. These investments are already producing results. We had a terrific close to the year, as revenues increased 4% sequentially and 5% year-over-year. Revenues were up 8% for the year, driven by strong growth from Global Clients. We also improved our adjusted income from operations margin by 63 basis points. The expected increase in our effective tax rate affected net income and earnings per share in the fourth quarter and the full-year.”

“We are beginning 2010 with solid momentum, including a strong pipeline with increased demand across all geographies and industry verticals, the ramp-up of recent client wins, the GE contract extension and a strategic acquisition. In January we extended our long-term contract with GE through 2016. This extension underscores our long-standing position as GE’s preferred business process management provider. In addition, earlier this week we announced our acquisition of Symphony Marketing Solutions (SMS), a leading provider of analytics and data management services with expertise in the retail, pharmaceutical and consumer packaged goods industries.”

Key Financial Results – Full-Year 2009

•	Revenues were $1,120.1 million, up 7.6% from 2008.

•	Net income attributable to Genpact Limited shareholders was $127.3 million, up 1.7% from $125.1 million in 2008; net income margin for 2009 was 11.4%, compared to 12.0% in 2008.

•	The effective tax rate was 16.7%, versus 6.6% in 2008.

•	Diluted earnings per common share were $0.58, up from $0.57 per share in 2008.

•	Adjusted income from operations increased 11.6% to $199.0 million, compared to $178.3 million in 2008.

•	Adjusted income from operations margin was 17.8%, up from 17.1% in 2008.

•	Adjusted diluted earnings per share were $0.73, down from $0.76 in 2008.

Key Financial Results – Fourth Quarter 2009

•	Revenues were $296.9 million, up 5.4% from $281.8 million in the fourth quarter of 2008.

•

Net income attributable to Genpact Limited shareholders was $34.6 million, compared to $47.0 million in the fourth quarter of 2008; net income margin for the fourth quarter of 2009 was 11.6%, compared to 16.7% in the fourth quarter of 2008.

•	Diluted earnings per common share were $0.16, compared to $0.22 per share in the fourth quarter of 2008.

•	Adjusted income from operations totaled $54.7 million, compared to $58.8 million in the fourth quarter of 2008.

•	Adjusted income from operations margin was 18.4%, compared to 20.8% in the fourth quarter of 2008.

•	Adjusted diluted earnings per share were $0.19, compared to $0.23 in the fourth quarter of 2008.

Growth in Current Economic Environment

Revenues from clients other than GE, which Genpact refers to as Global Clients revenues, grew 16% over 2008, after adjustments for dispositions by GE, driven by the company’s ability to grow with existing clients across the spectrum of its diverse services and solutions. Global Client business process management, or BPM, revenues grew 23% for the year led by strong demand in banking and financial services and other industry verticals.

GE revenues declined 3% in 2009, prior to adjustments for dispositions by GE of businesses that Genpact continues to serve, primarily due to softness in IT services. In the fourth quarter, GE revenue increased 5% sequentially to $117.4 million, including increases of 5% and 9% sequentially in BPM and IT, respectively.

During the fourth quarter of 2009 Genpact added clients from a wide range of industries and geographies, each of whom Genpact believes are growth opportunities. Among these new additions are:

•	The largest drugstore chain in the U.S. – Walgreens

•	A leading provider of optical products and test and measurement solutions for the communications industry

•	A global investment company serving clients in 40 countries

•	A globally diversified conglomerate providing engineering, procurement and construction services in the Oil & Gas, Petrochemical and Infrastructures sectors

Contributing to these wins was the launch of Smart Enterprise Processes (SEP SM), a groundbreaking, rigorously scientific methodology for managing business processes. Compared with traditional efforts focused on efficiency within individual processes or business units, SEP’s end-to-end methodology can deliver two to five times the impact on improved cash flow, margins, revenue growth or other targeted financial and operating metrics.

Revenue per employee in 2009 increased to $31,200 from $30,800 in 2008 reflecting improved productivity and increased volumes of more expensive service offerings, including re-engineering.

As of December 31, 2009, Genpact had more than 38,600 employees worldwide, an increase from 36,200 at the end of 2008. The attrition rate for the entire year, measured from day one (not after six months or post training), was 23% compared to 26% in 2008. This attrition rate would be 20% if measured after six months as many in the industry do.

Diversified Business Model

Genpact’s clients are in a diverse range of industries. In 2009, banking, financial services and insurance clients represented 44% of revenues, while manufacturing clients that included aircraft, infrastructure, and automotive businesses accounted for 39%. The remaining 17% of revenues for 2009 came from clients providing healthcare, retail, transportation and logistics, media and entertainment and hospitality services.

Among the many services and solutions Genpact provides to its clients, in 2009, BPM services accounted for approximately 84% of total revenues up from 80% in 2008, while revenues from IT services were 16%. The decrease in IT revenues reflected the continuing industry softness in discretionary spending in areas such as software services.

Bhasin added, “Our balanced revenue growth in 2009 – by client, vertical market and geographic region – reflects Genpact’s ability to mine existing clients for new business, as well as add new marquee clients to drive sustainable revenue growth. Existing clients represented substantially all of our revenue and approximately 50% of our growth in 2009, but we also added 52 new clients during the year. Our results demonstrate the trust our clients have in Genpact, our ability to deliver value to them and to help them manage their business more efficiently and effectively, and our continuing thought-leadership in the globalization of services.”

In 2009, 35 client relationships each accounted for $5 million or more of annual revenues, up from 29 in 2008. Of those, four client relationships each accounted for $25 million or more of annual 2009 revenues. Genpact believes that several of the remaining 31 clients accounting for $5 million or more of 2009 revenues, as well as some of its newer clients, can each grow to $25 million or more in annual revenues over the long term.

Improving Profitability

For 2009 adjusted income from operations margin improved by 63 basis points to 17.8% from 17.1% in 2008. Margin expansion was driven by improved productivity and disciplined management of costs. Margin improvement was also net of a significant investment in growth, including marketing and business development, especially in the second half of the year, and the fourth quarter in particular.

Cash from operations totaled $158 million in 2009, down from $211 million in 2008, primarily due to increased working capital requirements and the expected increase in the effective tax rate.

2010 Outlook

Bhasin continued, “Our pipeline is fuller than ever, and we expect revenue growth in 2010 of 14-17%, led by growth from our Global Clients but also including our recent acquisition of Symphony Market Solutions. Adjusted operating income margins are expected to be 17% to 18%.”

Conference Call to Discuss Financial Results

Genpact management will host a conference call at 8 a.m. (Eastern Standard Time) on February 5, 2010 to discuss the company’s performance for the periods ended December 31, 2009. To participate, callers can dial 1 (800) 599-9795 from within the U.S. or 1 (617) 786-2905 from any other country. Thereafter, callers need to enter the participant passcode, which is 55102169.

For those who cannot participate in the call, a replay and podcast will be available on our website, www.genpact.com, after the end of the call. A transcript of the call will also be made available on our website.

About Genpact

Genpact is a leader in managing business processes, offering a broad portfolio of enterprise and industry-specific services. The company manages over 3,000 processes for more than 400 clients worldwide. Putting process in the forefront, Genpact couples its deep process knowledge and insights with focused IT capabilities, targeted analytics and pragmatic reengineering to deliver comprehensive solutions for clients. Lean and Six Sigma are ingrained in the company’s culture, which views the management of business processes as a science. Genpact has developed Smart Enterprise Processes (SEPSM), a groundbreaking, rigorously scientific methodology for managing business processes, which focuses on optimizing process effectiveness in addition to efficiency to deliver superior business outcomes. Services are seamlessly delivered from a global network of centers to meet a client’s business objectives, cultural and language needs and cost reduction goals. Learn more at www.genpact.com.

Safe Harbor

This press release contains certain statements concerning our future growth prospects and forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include but are not limited to a slowdown in the economies and sectors in which our clients operate, a slowdown in the business process management and IT services sectors, the risks and uncertainties arising from our past and future acquisitions, our ability to manage growth, factors which may impact our cost advantage, wage increases, our ability to attract and retain skilled professionals, risks and uncertainties regarding fluctuations in our earnings, general economic conditions affecting our industry as well as other risks detailed in our reports filed with the U.S. Securities and Exchange Commission, including Genpact’s Annual Report on Form 10-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although Genpact believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to put undue reliance on these forward-looking statements, which reflect management’s current analysis of future events. Genpact does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

Contact

Investors	Shishir Verma
+1 (646) 624 5912
shishir.verma@genpact.com

Media	Anita Trehan
+91 (124) 402 2726
anita.trehan@genpact.com

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	As of December 31,
	2008	2009
Assets
Current assets
Cash and cash equivalents	$184,050	$288,734
Short term investments	141,662	132,601
Accounts receivable, net	140,504	137,454
Accounts receivable from a significant shareholder, net	88,793	116,228
Short term deposits with a significant shareholder	59,332	9,634
Deferred tax assets	38,629	45,929
Due from a significant shareholder	1,428	9
Prepaid expenses and other current assets	89,936	116,551

Total current assets	744,334	847,140

Property, plant and equipment, net	174,266	189,112
Deferred tax assets	111,002	36,527
Investment in equity affiliates	970	588
Customer-related intangible assets, net	56,942	36,041
Other intangible assets, net	5,225	187
Goodwill	531,897	548,723
Other assets	71,690	89,247

Total assets	$1,696,326	$1,747,565

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	As of December 31,
	2008	2009
Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$25,000	$177
Current portion of long-term debt	29,539	44,715

Current portion of capital lease obligations	446	527
Current portion of capital lease obligations payable to a significant shareholder	1,563	1,429
Accounts payable	8,377	16,276
Income taxes payable	2,081	1,579
Deferred tax liabilities	12	264
Due to a significant shareholder	10,865	7,843
Accrued expenses and other current liabilities	347,176	322,773

Total current liabilities	$425,059	$395,583

Long-term debt, less current portion	69,665	24,950

Capital lease obligations, less current portion	1,950	1,570

Capital lease obligations payable to a significant shareholder, less current portion	2,391	1,809
Deferred tax liabilities	10,174	4,398
Due to a significant shareholder	7,322	10,474
Other liabilities	335,399	109,034

Total liabilities	$851,960	$547,818

Shareholders’ equity
Preferred shares, $0.01 par value, 250,000,000 authorized, none issued	—	—
Common shares, $0.01 par value, 500,000,000 authorized, 214,560,620 and 217,433,091 issued and outstanding as of December 31, 2008 and 2009, respectively	2,146	2,174
Additional paid-in capital	1,030,304	1,063,304
Retained earnings	151,610	278,911
Accumulated other comprehensive income (loss)	(342,267)	(146,993)

Genpact Limited shareholders’ equity	841,793	1,197,396
Noncontrolling interest	2,573	2,351

Total equity	844,366	1,199,747
Commitments and contingencies

Total liabilities and equity	$1,696,326	$1,747,565

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Year ended December 31,
	2007	2008	2009
Net revenues
Net revenues from services — significant shareholder	$481,270	$490,153	$451,338
Net revenues from services — others	340,408	550,639	668,733
Other revenues	1,493	55	—

Total net revenues	823,171	1,040,847	1,120,071

Cost of revenue
Services	481,805	619,231	672,624
Others	1,133	—	—

Total cost of revenue	482,938	619,231	672,624

Gross profit	340,233	421,616	447,447

Operating expenses:
Selling, general and administrative expenses	218,237	254,533	265,392
Amortization of acquired intangible assets	36,938	36,513	25,969
Other operating (income) expense, net	(4,264)	(3,143)	(6,094)

Income from operations	$89,322	$133,713	$162,180

Foreign exchange (gains) losses, net	2,518	(4,089)	5,493
Other income (expense), net	(5,196)	6,547	4,437

Income before share of equity in (earnings) loss of affiliates and income tax expense	81,608	144,349	161,124

Equity in (gain) loss of affiliates	255	925	700

Income before income tax expense	81,353	143,424	160,424
Income tax expense	16,543	8,823	25,466

Net Income	$64,810	$134,601	$134,958

Net income attributable to noncontrolling interest	8,387	9,460	7,657

Net income attributable to Genpact Limited shareholders	$56,423	$125,141	$127,301

Net income available to Genpact Limited common shareholders	$17,285	$125,141	$127,301
Earnings per common share attributable to Genpact Limited common shareholders
Basic	$0.13	$0.59	$0.59
Diluted	$0.12	$0.57	$0.58

Weighted average number of common shares used in computing earnings (loss) per common share attributable to Genpact Limited common shareholders
Basic	135,517,771	213,480,623	215,503,749
Diluted	142,739,811	218,444,224	220,066,345

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year ended December 31,
	2007	2008	2009
Operating activities
Net income	$56,423	$125,141	$127,301
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	47,652	54,640	53,047
Amortization of debt issue costs	718	645	561
Amortization of acquired intangible assets	37,956	37,426	26,540
Loss (gain) on sale of property, plant and equipment, net	(145)	1,766	206
Provision for doubtful receivables	3,934	1,876	1,614
Provision for (write-back of) mortgage loans	1,590	754	(1,022)
Unrealized (gain) loss on revaluation of foreign currency asset/liability	(2,663)	2,583	(166)
Equity in loss of affiliates	255	925	700
Noncontrolling interest	8,387	9,460	7,657
Share-based compensation expense	13,021	16,936	19,285
Deferred income taxes	(4,873)	(24,421)	(20,740)
Change in operating assets and liabilities:
Increase in accounts receivable	(39,459)	(42,429)	(23,154)
Increase in other assets	(6,173)	(1,095)	(30,831)
(Decrease) / increase in accounts payable	(2,710)	(3,054)	4,214
(Decrease) / increase in accrued expenses and other current liabilities	25,372	27,954	(11,155)
(Decrease) / increase in income taxes payable	5,984	(4,758)	(563)
Increase in other liabilities	4,718	6,886	4,675

Net cash provided by operating activities	$149,987	$211,235	$158,169

Investing activities
Purchase of property, plant and equipment	(65,896)	(62,421)	(52,540)
Purchase of property, plant and equipment in an asset acquisition	—	(7,015)	—
Proceeds from sale of property, plant and equipment	3,161	7,405	1,147
Investment in affiliates	(441)	(1,789)	(296)
Purchase of short term investments	—	(182,442)	(246,914)
Proceeds from sale of short term investments	—	40,780	255,778
Short term deposits placed with significant shareholder	(251,832)	(282,348)	(111,049)
Redemption of short term deposits with significant shareholder	219,317	248,383	160,405
Payment for business acquisition	(19,588)	—	(20,196)

Net cash used in investing activities	$(115,279)	$(239,447)	$(13,665)

Financing activities
Repayment of capital lease obligations	(2,950)	(3,139)	(2,603)
Proceeds from long-term debt	1,525	—	—
Repayment of long-term debt	(21,458)	(25,063)	(30,000)
Short-term borrowings, net	(83,000)	25,000	(24,820)
Repurchase of common shares and preferred stock	(1,994)	—	—
Proceeds from issuance of common shares under share based compensation plans	2,845	13,214	13,743
Proceeds from issuance of common shares from initial public offering	303,512	—	—
Direct cost incurred in relation to initial public offering	(8,830)	—	—
Distribution to noncontrolling interest	(8,495)	(9,648)	(7,866)

Net cash provided by (used for) financing activities	$181,155	$364	$(51,546)

Effect of exchange rate changes	28,013	(67,408)	11,726
Net increase (decrease) in cash and cash equivalents	215,863	(27,848)	92,958
Cash and cash equivalents at the beginning of the period	35,430	279,306	184,050

Cash and cash equivalents at the end of the period	$279,306	$184,050	$288,734

Supplementary information
Cash paid during the period for interest	$13,526	$6,250	$4,274
Cash paid during the period for income taxes	$19,789	$38,193	$67,561
Property, plant and equipment acquired under capital lease obligation	$2,487	$4,941	$1,558
Shares issued for business acquisition	$23,963	$—	$—

GENPACT LIMITED AND ITS SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three months period ended,
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(dollars in millions)
Statement of income data:
Total net revenues	$265.8	$272.9	$284.4	$296.9
Cost of revenue	163.7	165.8	167.0	176.1
Gross profit	102.1	107.0	117.4	120.8
Income from operations	33.1	37.8	44.9	46.3
Income before share of equity in (earnings) loss of affiliate, Noncontrolling interest and income tax expense	37.0	37.7	42.6	43.8
Net income attributable to Genpact Limited common shareholders	$30.0	$29.7	$33.1	$34.6

	Three months period ended,
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(dollars in millions)
Statement of income data:
Total net revenues	$234.6	$253.6	$270.8	$281.8
Cost of revenue	146.1	147.1	155.8	170.3
Gross profit	88.5	106.5	115.0	111.6
Income from operations	17.3	29.2	36.3	50.9
Income before share of equity in (earnings) loss of affiliate, Noncontrolling interest and income tax expense	25.9	31.4	41.1	45.8
Net income attributable to Genpact Limited common shareholders	$19.7	$24.8	$33.6	$47.0

Reconciliation of Adjusted Non-GAAP Financial Measures to GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP adjusted income from operations, adjusted net income attributable to common shareholders of Genpact Limited, or adjusted net income, and diluted adjusted earnings per share attributable to common shareholders of Genpact Limited, or diluted adjusted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and the reconciliations of Genpact’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

For its internal management reporting and budgeting purposes, Genpact’s management uses financial statements that do not include share-based compensation expense (including fringe benefit tax thereon for Indian employees, or FBT, which was abolished on August 18, 2009 with effect from April 1, 2009) and amortization of acquired intangibles at formation in 2004 for financial and operational decision-making, to evaluate period-to-period comparisons or for making comparisons of Genpact’s operating results to that of its competitors. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting ASC 718 “Compensation-Stock Compensation” (previously referred to as SFAS No. 123(R) “Share Based Payment”), Genpact’s management believes that providing financial statements that do not include share-based compensation allows investors to make additional comparisons between Genpact’s operating results to those of other companies. In addition, Genpact’s management believes that providing non-GAAP financial measures that exclude amortization of acquired intangibles allows investors to make additional comparisons between Genpact’s operating results to those of other companies. The Company also believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, the Company’s inability to predict its future share-based compensation expense under ASC 718 and the amortization of intangibles associated with further acquisitions, if any. Accordingly, Genpact believes that the presentation of non-GAAP adjusted income from operations and adjusted net income, when read in conjunction with the Company’s reported results, can provide useful supplemental information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

A limitation of using non-GAAP adjusted income from operations and adjusted net income versus income from operations, and net income attributable to common shareholders of Genpact Limited, or net income as per GAAP, calculated in accordance with GAAP is that non-GAAP adjusted income from operations and adjusted net income excludes costs, namely, share-based compensation, that are recurring. Share-based compensation has been and will continue to be a significant recurring expense in Genpact’s business for the foreseeable future. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP adjusted income from operations and adjusted net income and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

The following tables show the reconciliation of these adjusted financial measures from GAAP for the three months and year ended December 31, 2008 and 2009:

Reconciliation of Adjusted Income from Operations

(Unaudited)(In thousands)

	Year ended December 31,		Quarter ended December 31,
	2008	2009	2008	2009
Income from operations as per GAAP	$133,713	$162,180	$50,885	$46,317
Add: Amortization of acquired intangible assets resulting from Formation Accounting	35,316	24,465	7,410	5,804
Add: Share based compensation	16,936	19,285	4,293	4,029
Add: FBT impact on share based compensation recovered from employees	2,623	70	32	—
Add: Gain (loss) on interest rate swaps	(283)	—	—	—
Add: Other income	400	1,323	(1,603)	693
Less: Equity in loss of affiliate	(925)	(700)	(643)	(104)
Less: Net income attributable to noncontrolling interest	(9,460)	(7,657)	(1,619)	(2,085)

Adjusted income from operations	$178,320	$198,966	$58,755	$54,654

Reconciliation of Adjusted Net Income (Unaudited) (In thousands)

	Year ended December 31,		Quarter ended December 31,
	2008	2009	2008	2009
Net income as per GAAP	$125,141	$127,301	46,997	$34,594
Add: Amortization of acquired intangible assets resulting from Formation Accounting	35,316	24,465	7,410	5,804
Add: Stock based compensation	16,936	19,285	4,293	4,029
Add: FBT Impact on stock based compensation recovered from employees	2,623	70	32	—
Less: Tax Impact on amortization of acquired intangibles resulting from Formation Accounting	(7,679)	(5,795)	(2,167)	(1,386)
Less: Tax Impact on stock based compensation	(6,116)	(4,617)	(6,116)	(1,035)

Adjusted net income	$166,221	$160,709	$50,449	$42,006

Diluted adjusted earnings per share	$0.76	$0.73	$0.23	$0.19